PROSPECTUS

                                    AQUA CLARA BOTTLING AND DISTRIBUTION, INC.
                                         3,860,190 Shares of Common Stock
                                                  (no par value)

         The estimated 3,860,190 shares (the "Shares") of Common Stock, no par value (the "Common Stock") of Aqua Clara Bottling and Distribution, Inc., a Colorado corporation (the "Company") are offered by the selling shareholders (the "Selling Shareholders"), including 2,307,690 shares (assuming a market price at the time of conversion of $1.75 and conversion at a rate of $1.0833 per share) issuable upon conversion of $2,500,000 in principal amount of Series A Convertible Preferred Stock (the "Series A Preferred"), 350,000 shares issuable upon exercise of warrants and options and 1,202,500 shares currently outstanding. The eventual number of Shares issuable upon exercise of the Series A Preferred will depend on market prices on the date of conversion. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Selling Shareholders" and "Description of Securities." The expenses of the offering, estimated at $42,000, will be paid by the Company.

         The Common Stock currently trades on the Electronic Bulletin Board under the symbol "AQCB" On September 16, 1998, the last sale price of the Common Stock as reported on the Electronic Bulletin Board was $1.031 per share.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE
                             ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                                        REPRESENTATION TO THE CONTRARY IS A
                                                 CRIMINAL OFFENSE.

    PURCHASE OF THESE SECURITIES INVOLVES RISKS.  See "Risk Factors" on page 4.






















              The date of this Prospectus is October 24, 1998, as supplemented
                                                  January 6, 1999

         No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                              ADDITIONAL INFORMATION

         The Company has filed a Registration Statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Company will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to the Company at 1315 Clearwater Street, Clearwater, Florida, 33755, telephone (813) 446-2999.

         As of the date of this Prospectus, the Company became a reporting company under the Exchange Act and in accordance therewith in the future will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, the Company intends to make available to its shareholders annual reports, including audited financial statements, unaudited semi-annual reports and such other reports as the Company may determine.

                                                PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

The Company

         Aqua Clara Bottling & Distribution, Inc., a Colorado corporation (the "Company") produces, bottles and sells non-sparkling purified drinking water products.

         According to Beverage Marketing, published by Beverage Marketing Corp., located at 2670 Commercial Avenue, Mingo Junction, Ohio 43938, the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over
3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996. Non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow in the future. PET (an acronym for polyethylene terephthalate, a premium clear plastic) packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging. Since April 1997, the Company has generated revenues from its 5 gallon home and office delivery business, which was sold by the Company in March 1998, and the Company now intends to focus its growth in PET containers ranging from .5 liter to 1.5 liters, and to specialize in oxygen enriched water; with 40 parts per million (ppm) of oxygen, compared to 7 ppm for tap water. Oxygen richness imparts a light and crisp taste and management believes that oxygen enriched water is healthier, although no studies have been made to underlie this conclusion.

         The corporate offices of the Company are located at 1315 Cleveland Street, Clearwater, Florida 33755 and its telephone number is (813) 446-2999.

Securities Offered:..............................     3,860,190 shares of Common Stock, no par value per share,
                                                      including 2,307,690 shares issuable upon conversion of 2,500 shares of Series A Preferred Stock at a conversion price per share of Preferred Stock equal to $1,000 divided by the lower of $1.875 or 65% of the average closing bid price of the
                                                      Common Stock on the five trading days prior to conversion;
                                                      350,000 shares issuable upon exercise of warrants and options;
                                                      and 1,202,500 shares currently outstanding.

Risk Factors.....................................      The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment.
                                                      See "Risk Factors."

Common Stock Outstanding(1) Before Offering:.....     6,521,622(1) shares

Common Stock Outstanding After Offering:.........     9,179,312(1) shares

NASD Electronic Bulletin Board Symbol............     AQCB

(1)      Based on shares outstanding as of October 8, 1998.

Risk Factors

         The securities offered hereby are highly speculative and involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Prospective purchasers should carefully consider the following risk factors, among others, as well as the remainder of this prospectus, prior to making an investment in the Company.

                                                   RISK FACTORS

         An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business.

Control Dispute

         On October 12, 1998, John S. McAvoy, the then President of the Company, gave notice that he was converting 45,000 shares of his common stock into 4,500,000 shares of a new Series B Preferred Stock. In October, 1998, Mr. McAvoy took the position that the other officers of the Company had resigned and on October 28, 1998 he executed a Consent action, exercising his purported rights as a holder of 1,800,000 shares of Common Stock and 4,500,000 shares of super voting stock, removing Messrs. Plunkett, Gray and Guthrie from the Board of Directors, and electing Donald Huggins and Gerald Couture. The Company's position is that since the Colorado Business Corporation Act requires that shareholder consent actions, to be valid, must be unanimous, that McAvoy's actions, assuming he held any Series B Preferred, were insufficient to remove these three directors. In November, the renegade board purportedly increased the number of authorized Series B Preferred to 49,500,000 and issued options to purchase 3,600,000 shares of Common Stock at $.10 per share. On October 30, 1998 the Board of Directors removed John S. McAvoy as President and elected Mr. Plunkett as President. On December 15, 1998 the Company filed an Amendment to its Articles of Incorporation with the Colorado Secretary of State to eliminate the Series B Preferred as an authorized class of stock. The members of the Board of Directors, being Messrs. Guthrie, Plunkett and Gray, have sued Messrs. McAvoy, Gerald Huggins and Donald Couture, as set forth under "Business - Legal Proceedings." The Company obtained a temporary restraining order against McAvoy, Huggins and Couture. The lawsuit was dismissed against McAvoy upon his written resignation. Management believes that Huggins and Couture have no standing as board members, but in the event they commence litigation and prevail, a change of control could occur. See "Business - Legal Proceedings."

Limited History of Business Operations; Management of Growth

         The Company has limited operating history, having commenced operations in April 1997. The Company's operating history to date has been limited to the 5-gallon delivery market, which has been sold and the Company has no experience in the PET market. The Company will be required to build a management infrastructure as it devotes significant managerial resources to build its PET business. As a result of the increase in operating expenses caused by this expansion, operating results may be adversely affected if sales do not materialize, whether due to increased competition or otherwise. The can be no assurance that the Company will achieve significant sales or achieve profitability. As a result, the Company believes that period to period comparisons of its results of operation are not necessarily meaningful and should not be relied upon as an indication of future performance.

Additional Financing Requirements of the Company

         At July 4, 1998, the Company had working capital of approximately $112,658. The Company's operations have been financed to date through a debt offering and through sales of its common stock, most recently through the sale of 2,500 shares of Series A Preferred Stock and the sale of 250,000 Shares of Common Stock at $1.00 per share. The Company requires significant capital for the expansion of its operations. The Company believes that the net proceeds from this Preferred Stock offering and the Common Stock offering should be sufficient to fund its operations until at least until April 30, 1999. However, no assurance can be given that additional funds will not be required prior to the expiration of such period or that any funds which may be required will be available, if at all, on acceptable terms. If additional funds are required, the inability of the Company to raise such funds will have an adverse effect upon its operations. To the extent that additional funds are obtained by the sale of equity securities, the stockholders may sustain significant dilution. If adequate capital is not available the Company will have to reduce or eliminate its planned expansion activities, which could otherwise ultimately provide significant revenue to the Company. Even if such additional financing is available on satisfactory terms, it, nonetheless, could entail significant additional dilution of the equity ownership of the Company to existing shareholders and the book value of their outstanding shares.

Competition

         The bottled water industry is highly competitive. Nearly all of the Company's competitors have more experience in the U.S. bottled water market, have greater financial and management resources and have more established proprietary trademarks and distribution networks than the Company. The Company currently competes with respect to bottled water with established national companies such as The Perrier Group of America, Inc. (whose brands include Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Great Bear, Deer Park, Ice Mountain and Zephyrhills Natural Spring Water) and Great Brands of Europe (whose brands include Evian Natural Spring Water and Dannon Natural Spring Water), as well as numerous regional bottled water companies located in the United States and Canada. The Company competes not only with other bottled water producers, but also with producers of other beverages, including, but not limited to, soft drinks, coffee, juices, beer, liquor and wine. The bottled water industry also competes for the same consumer who may, when choosing to drink water, drink tap water or use a home filtration system to filter tap water for drinking. There can be no assurance that the Company can compete successfully. See "Business -- Competition."

Ability to Manage Growth

         In order to penetrate its bottled water business, the Company must meet its strategic objectives to produce high quality oxygenated water products, build its customer base, build its product line and add new distribution channels. The Company's ability to meet these objectives depends upon (a) the successful development and equipping of its Clearwater plant (b) the successful marketing and distribution of its products, (C) the securing of sources of water
(d) the degree to which the Company  loses sales to competing  water  suppliers,
(e) the availability of capital, (f) consumer acceptance of oxygenated water and
(g) general economic and other factors beyond the Company's control. The Company has never produced and marketed PET packaged products. No assurance can be given as to the future growth in the Company's business or as to its profitability. Further growth of the Company will require employment and training of new personnel, expansion of facilities and expansion of management information systems. If the Company is unable to manage its growth effectively, the Company's profitability and its ability to achieve its strategic objectives may likely be materially adversely affected.

Fluctuations in Quarterly Operating Results

         The Company's revenues are subject to several factors which may result in fluctuations in the Company's operating results. The bottled water business is highly seasonal, with increased sales during warmer months. Inclement weather may negatively impact the Company's business, particularly summers which are unusually cool or rainy. Fluctuations in retail prices and raw material prices may produce corresponding fluctuations in the Company's profits. In addition, the Company expects to make significant investments from time to time in capital improvements to, among other things, increase capacity. Costs associated with such improvements may cause an immediate reduction in profit margins unless and until sales volume increases. The Company's product and packaging mix may change from time to time and, depending on certain factors, may negatively impact profit margins. The Company is subject to competitive pricing pressures which may affect its financial results. Due to all the foregoing factors, it is possible that in some future quarter or quarters, the Company's operating results would likely be below the expectations of securities analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected.

Dependence on Key Personnel

         The continued success of the Company is largely dependent on the personal efforts and abilities of management, including Mr. John C. (Jack)
Plunkett, President and Chief Operating Officer, and Mr. Rand L. Gray, Chief
 Financial Officer of the Company. The Company has entered into employment agreements with these persons but has no key man life insurance in place. The loss of any of these executive's services could have a material adverse effect on the Company.  See "Management."

Dependence on Key Suppliers

         All of the Company's water products will be expected to be offered in premium PET bottles. PET bottles are manufactured by a limited number of suppliers. While the Company believes that it will be able to obtain bottles, there can be no assurance that the Company will be able to obtain PET bottles from its suppliers on commercially reasonable terms, particularly at periods of peak demand. Failure to obtain the necessary packaging materials could have a material adverse effect on the business of the Company. The Company has no agreements in place securing a supply of PET bottles. In the event the Company's requirements for PET bottles are not met, there may be a material adverse effect on the Company until alternative supplies of PET bottles are found.

Raw Material Prices

         Due to the wide range of beverages available to consumers, including bottled water products, the Company has limited ability to raise prices for its products. The Company could in the future be affected by higher prices for raw materials including PET resin and corrugated boxes. The Company might be unable to pass such higher costs to its customers. As a result, the Company's results of operations may be adversely affected by future increases in raw material prices.

Product Liability

         The bottling and distribution of bottled water products entails a risk of product liability, including liability due to the presence of contaminants in its products. The Company maintains insurance coverage against the risk of product liability and product recall. However, the amount of the insurance carried by the Company is limited, the insurance is subject to certain exclusions and may or may not be adequate. In addition to direct losses resulting from product liability and product recall, the Company may suffer adverse publicity and damage to its reputation in the event of contamination which could have a material adverse effect on sales and profitability.

Dependence on Trademarks

         The Company has obtained a trademark on the Aqua Clara trademark, and has applied for federal registrations for other proposed trademarks. The Company believes that its registered and common law trademarks have significant value and goodwill and that some of these trademarks are instrumental in its ability to create demand for and to market its products. There can be no assurance that the Company's trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company would, in such an event, not be prevented from using the trademarks, any of which could have a material adverse effect on the Company.

Government Regulation

         The Company's operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. These laws and regulations and their interpretation and enforcement are subject to change. There can be no assurance that additional or more stringent requirements will not be imposed on the Company's operations in the future. Failure to comply with such laws and regulations could result in fines against the Company, a temporary shutdown of production, recalls of the product, loss of certification to market the product or, even in the absence of governmental action, loss of revenue as a result of adverse market reaction to negative publicity. Any such event could have a material adverse effect on the Company. See "Business -- Regulation."

Lack of Inventory

         The Company intends to maintain a limited amount of finished product inventory. An event causing the Company's facilities to shut down, even for a short period, would result in an inability to fill customer orders and accordingly would have a material adverse effect on the Company's revenues and customer relations.

Consumer Preferences

         The Company believes that the most important factor in the growth of natural water products has been a change in consumer preferences. Consumer preferences may be influenced, however, by the availability and appeal of alternative beverages or packaging as well as general economic conditions, among other things. No assurance can be given that consumer demand for oxygen enriched water will exist, grow or will not diminish in the future.

No Cash Dividends

         The Company has not paid any cash dividends on its capital stock. The Company anticipates that its future earnings, if any, will be retained for use in the business, or for other corporate purposes, and it is not anticipated that any cash dividends on the Common Stock will be paid in the foreseeable future. See "Dividend Policy" and "Description of Securities."

Control by Current Shareholders; Anti-Takeover Devices

         Upon the consummation of this Offering, and assuming the conversion of all of the shares into the underlying Common Stock at the rate of $1.0833 per share and the exercise of all outstanding options which are requested hereby, (but not the sale of shares by management), management and other control shareholders will own 29.3% of the outstanding shares of Common Stock. Accordingly, such persons, acting in concert, may be able to elect all of the Company's directors, increase the Company's authorized capital, dissolve, merge or sell the assets of the Company and generally direct the affairs of the Company. See "Principal Shareholders."

         In addition, certain provisions in the Company's Articles of Incorporation and certain provisions of applicable Colorado law may, under certain circumstances, have the effect of discouraging, delaying or preventing
a change in control of the Company.  See "Description of Securities -- Preferred
 Stock."

No Prior Public Broad Market

         Prior to this Offering, the Company's Common Stock has traded on the NASDAQ OTC Bulletin Board under the symbol "AQCB." Although the Company intends to apply at some future time to have the Common Stock included in the Nasdaq SmallCap(R) Market, it does not currently meet the requirements for such listing and there can be no assurance that the application will be successful nor that a broad market in the Common Stock will develop, or, if such a market develops, that it will be sustained. There can therefore be no assurance as to when, if at all, investors will be able to liquidate their investment in the Company.

Nasdaq Stock Market and Market Illiquidity

         The Company's Common Stock does not meet the current Nasdaq listing requirements for the SmallCap(R) Market. If the Company is unable to satisfy Nasdaq's requirements for listing, trading, if any, the Common Stock will continue to be conducted on the NASD's OTC Bulletin Board, established for securities that do not meet the Nasdaq SmallCap(R) Market listing requirements. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

Risks of Low-priced Stocks; Penny Stock Regulations

         Until such time, if any, that the Company's securities are listed on The Nasdaq SmallCap(R) Market or a registered U.S. securities exchange they will continue to be subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.
Consequently, the rule may affect the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of purchasers in this Offering to sell any of the Common Stock acquired pursuant to this Memorandum in the secondary market. The Commission's regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to the Company's Common Stock if the Common Stock is listed on The Nasdaq SmallCap(R) Market and has certain price and volume information provided on a current and continuing basis, or meets certain minimum net tangible assets and other criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. If the Company's Common Stock continues to be subject to the rules on penny stocks, the market liquidity for the Common Stock could be severely adversely affected.

Shares Eligible for Future Sale

         All but 2,823,850 of the presently issued and outstanding shares of Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. Rule 144 governs resales of such restricted securities for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer of its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144 unregistered resales of restricted Common Stock cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company. Thereafter, the remaining 3,697,772 shares of Common Stock (57% of the current outstanding) may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company (the "Applicable Requirements"). The majority of the outstanding "restricted securities" have currently been held more than one year and are immediately resalable under Rule 144 and the applicable Requirements. Resales by the Company's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of (I) one percent of the then outstanding shares, or (ii) the average weekly reported trading volume during the four calendar weeks preceding each such sale. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least one year would be entitled to sell such shares under Rule 144 without regard to the Applicable Requirements. If a broad public market develops for the Company's Common Stock, sales made under Rule 144, or other sales may have an adverse effect upon the then prevailing market price of the Common Stock or the ability of purchasers in this offering to resell their shares.

Potential Future Issuances of Securities

         The Company's Board of Directors has the power, without the consent of the shareholders, to issue additional shares of common stock or preferred stock for such consideration as may be permitted under the Colorado Business Corporation Act. Preferred stock may be issued with preferences or rights as to dividends, voting or liquidation which are superior to those of holders of common stock. In view of the large number authorized but unissued shares of common stock (43,478,378 Shares as of the date of this Prospectus) current shareholders are subject to significant potential dilution in their ownership interest in the Company, see "Description of Securities."

Risks Associated with Forward-looking Statements

         This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to the Company's planned marketing efforts and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (I) the ability of the Company to obtain a meaningful degree of consumer acceptance for its products and future products, (ii) the ability of the Company to market its products and future products on a national basis at competitive prices, (iii) the ability of the Company to develop brand-name recognition for its products and future products, (iv) the ability of the Company to develop and maintain an effective sales network, (v) success of the Company in forecasting demand for its products and future products, (vi) the ability of the Company to maintain pricing and thereby maintain adequate profit margins, (vii) the ability of the Company to achieve adequate intellectual property protection for the Company's products and future products and (viii) the ability of the Company to obtain and retain sufficient capital for its future operations.

         The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will market and provide products on a timely basis, that the Company will retain its customers, that there will be no material adverse competitive or technological change in conditions in the Company's business, that demand for the Company's products will significantly increase, that the Company's President will remain employed as such by the Company, that the Company's forecasts accurately anticipate market demand, and that there will be no material adverse change in the Company's operations or business or in governmental regulations affecting the Company or its suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in the Company's business and operations which could cause the Company's operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its marketing, capital investment and other expenditures, which may also materially adversely affect the Company's results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved.
See "Management's Discussion and Analysis" and "Business."

                                                  DIVIDEND POLICY

         The Company has not paid any dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

         The Company is obligated to pay to holders of Series A Preferred Stock an 8% annual dividend, equal to $80.00 per share, payable on each July 1 commencing on July 1, 1998. In the option of the Company it may pay such dividend in shares of Common Stock valued at the Conversion Rate in effect on July 1, 1998. No dividends may be paid on the Common Stock unless dividends have been paid to the holders of Series A Preferred Stock.

                                           MARKET PRICE OF COMMON STOCK

         The Company's Common Stock has been listed on the NASD OTC Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. under the symbol "AQCB" since August 21, 1997. On September 11, 1998 the closing bid price as reported by the Electronic Bulletin Board was $1.031.

         The following table sets forth the high and low bid prices for the Common Stock as reported on the Electronic Bulletin Board for each quarter since August 21, 1997, for the periods indicated. Such information reflects inter dealer prices without retail mark-up, mark down or commissions and may not represent actual transactions.

                  Quarter Ended                        High                     Low


                  September 30, 1997                   4.50                   1.8437
                  December 31, 1997                   4.0625                   2.00
                  March 31, 1998                      3.1875                   3.125
                  June 30, 1998                       1.8750                  1.8125

         As of September 16, 1998, there were approximately 200 record holders of Company common stock.

                                       MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

         The Company's sales commenced in April 1997 with the introduction of its 5 gallon bottled water service. The Company's fiscal year ends on the first Saturday in April and its fiscal quarters end on the first Saturday in July, October and January. In the fiscal year ended April 4, 1998 the Company had $135,710 in sales from this business. Revenues are comprised of cooler rentals and water sales, which terminated in March 1998. The Company intends with the proceeds of its recent offering of Series A Preferred Stock and its sale of 250,000 Shares of Common Stock registered hereby to further penetrate the PET bottled water market.

         Three months ended July 4, 1998.

         The Company commenced shipping PET products in mid June, 1998, resulting in sales of $19,111 in the three months ended July 4, 1998, (interim
1998) compared to $14,785 in 5 gallon-water sales in the three months ended June 30, 1997 (interim 1997). Distribution is being made to Florida Albertsons, A&P Stores, in Georgia and Walgreens and GNC Stores in Florida. The 5-gallon business was sold by the Company in March 1998. Cost of sales in Interim 1998 were 156% of sales due to the start up costs and the low volume. Sales in Interim 1998 were made to a limited number of distributors to establish markets. General administration and sales expenses were $249,809 in Interim 1998, compared to $523,603 in Interim 1997. The reduction was due to aggressive cost control actions taken by management.

         Year Ended April 4, 1998.

         General, administrative and sales expenses in the year ended April 4, 1998 increased to $2,084,099, approximately nine times the level of such expenses in the year ended March 31, 1997. Such expenses in year ended April 4, 1998 include $1,401,250 for consulting services paid in stock, and $132,000 in other non-recurring expense. The increased level of these expenses in the year ended April 4, 1998 reflects the commitment of the delivery of bottled water business and expenses related to establishing the PET water business.

         Sales of PET products commenced in June 1998. The Company has few agreements in place with distributors for its PET bottled water products and there can be no assurance as to future operating revenues from this business. The Company sold its 5 gallon water business in March 1998 to Clearidge, Inc., a Tennessee corporation located in Nashville Tennessee and a competitor to the Company. Neither the Company nor any of its officer or directors is affiliated with Clearidge. The purchase price of approximately $352,394 was paid $186,400 in cash and $148,782 by the assumption of installment notes payable, and includes accounts receivable, inventory, equipment and deposits. See notes 1 and 5 of the notes to Consolidated Financial Statements. If the 5-gallon water business had not been in existence for the years ended April 4, 1998 and March 31, 1997, the Company would have had no sales in either year, and would have had $1,870,524 in general and administrative expenses and $1,881,903 in net losses in fiscal 1998, compared to $2,084,099 and $2,203,714 in general and administrative expenses and net loss, respectively, and the Company's need for cash to supplement cash from operations would have been accordingly reduced.

         General and administrative expenses related to the expansion of the Company's business are expected to be less than $10,000 per month. The Company does not intend to manufacture PET water products without firm orders in hand for its products. However, the Company intends to expend approximately $300,000 over the next twelve months in advertising, marketing and distribution costs, which amounts are expected to be expended prior to the receipt of significant revenues. There can be no assurance as to when, if ever, the Company will realize significant operating revenues nor attain profitability, if ever.

Liquidity and Capital Resources

         As of July 4, 1998, the Company had working capital of approximately $112,658, most of which was comprised of cash. In December 1997 the Company completed a private offering of Series A Convertible Preferred Stock. The proceeds of the offering were used to refurbish its Clearwater facility ($500,000), acquire water treatment and processing equipment, and oxygen enhancement and bottling equipment ($800,000) and marketing and general and administrative expenses and working capital. In August 1998 the Company received $250,000 ($125,000 from each of the two purchasers) from the first installment payment on its 1,000,000 share offering of $1.00 per share. The first installment of $125,000 was paid by each of the two purchasers, Thomas G. Vinton and Dennis Zweig in August 1998. In October 1998 these two purchasers and the Company agreed to cancel the subscriptions to purchase the remaining 750,000 shares, and the related installment notes were cancelled. The Company's need for cash over the 12 months ended July 3, 1999 is estimated to be $750,000, including the $250,000 already received from the Common Stock Offering. The monthly cost deficit until commencement of significant sales is $62,500. Management estimates that the minimum monthly sales required to meet its operating cash flow requirement is $210,000, which is estimated to be attained in February 1999. This projection is based upon the assumption that the Company's current rate of customer growth will continue. In the alternative, the Company is negotiating with several potential larger customers, and if those negotiations are successful, the projected sales level could be reached sooner. If this internal projection is met the Company would require only $550,000 in cash with the remaining $200,000 to be allocated to reserve. However, there can be no assurance that management's projections will materialize nor that other underlying assumptions will remain constant. The realization of management's projections is based upon many factors outside the control of management, including consumer and retailer acceptance of its products, competitive pressures, and weather (more bottled water is consumed during warmer temperatures). The Company anticipates meeting its remaining $500,000 cash requirement from potential financing secured by a mortgage on its facilities, or additional debt or equity placements. In addition, the Company has outstanding options and warrants to purchase 350,000 shares of Common Stock for proceeds of $1,350,000 at exercise prices ranging from $1.00 to $7.00 per share, but the Company makes no representations as to the likelihood of the exercise of these options and warrants. However, in the event the Company's business expands beyond the Company's internal projections, or in the event the Company encounters unforeseen difficulties occasioned by increased competition, inability to obtain distribution contracts, or other factors, the Company may be required to obtain additional capital on terms which cannot be foreseen at this time. The Company has no other plans or arrangements with respect to additional capital sources.

         The  Company  has no  lines of  credit  available  to it at this  time.
Inflation has not had a significant impact on the Company's results of operations.

         Prepaid expenses as of April 4, 1998 and July 4, 1998 include $400,800 in public relations expenses for a contract to be performed over twelve months commencing January 1998. This contract was paid out of the Company's preferred stock offering.

                                          BUSINESS AND PLAN OF OPERATION

General

         Aqua Clara Bottling & Distributors, Inc., a Colorado corporation (the "Company") organized on July 29, 1996 is the successor to Pocotopaug Investment, Inc., a Florida corporation and the Company's operating subsidiary ("Pocotopaug"). Pocotopaug was organized in August 1995 by John S. McAvoy to investigate the feasibility of producing and marketing non-sparkling drinking water products. The Company produces and sells non-sparkling purified drinking and distilled and natural water products.

         Since April 1997, the Company has generated revenues from its 5 gallon home and office delivery business, which was sold in March 1998, and the Company now intends to focus its future operations in the sale of oxygen enriched water packaged in PET containers ranging from .5 liter to 1.5 liters, and to specialize in oxygen enriched water; with 40 parts per million (ppm) of oxygen, compared to 7 ppm for tap water. Oxygen richness imparts a light and crisp taste and management believes that oxygen enriched water is healthier, although no studies have been made to underlie this conclusion.

         According to Beverage Marketing (published by Beverage Marketing Corp., located at 2670 Commercial Avenue, Mingo Junction, Ohio 43938), the total U.S. market for bottled water has grown from 1.6 billion gallons sold in 1987 to over
3.1 billion gallons in 1996, and accounted for approximately $3.6 billion in wholesale sales during 1996 and non-sparkling water comprises over 87% of the U.S. bottled water market and generated $2.7 billion of wholesale sales in 1996, and is expected to continue to grow in the future (Beverage Marketing has no affiliation with the Company or any of its affiliates). PET (an acronym for polyethylene terephthalate, a premium clear plastic) packaged products comprise approximately 39% of the domestically produced non-sparkling water market and have grown from approximately 83 million gallons in 1987 to approximately 580 million gallons in 1996, representing a compounded annual growth rate of approximately 24%. PET-packaged products accounted for approximately $921 million of wholesale sales in 1996. According to Beverage Marketing, PET bottled water is among the fastest growing beverage categories in the United States. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging.

Industry Overview

         The U.S. bottled water market is comprised of three segments: domestically produced non-sparkling water, domestically produced sparkling water and imported water, which constituted approximately 65%, 21% and 14%, respectively, of 1996 U.S. bottled water wholesale sales, according to Beverage Marketing. The domestically produced non-sparkling water category includes natural spring water obtained from naturally occurring springs, well water, distilled water and purified water. Unlike other beverages, bottled water serves both as a tap water substitute and a refreshment beverage.

         Consumer Trends. Contributing to the growth in consumption of non-sparkling water are consumer trends including health and fitness awareness, municipal tap water quality concern and maturing soft drink demand, as well as consumer demand for convenience and innovative packaging. Bottled water, particularly when packaged in premium PET bottles with sport caps, appeals to consumers who are sports enthusiasts or whose lifestyles are oriented to health and fitness. According to Beverage Marketing, consumers' concern over the quality of municipal water supplies has contributed to an increase in bottled water consumption. Bottled water has also become an alternative to other beverages, including soft drinks. According to Information Resources, Inc. ("IRI"), total U.S. gallons sold of soft drinks through food store channels has increased approximately 10% from 1994 through 1996. (Information Resources Inc., is located at 150 Clinton Street, Chicago, Illinois 60661 and has no affiliation with the Company or any affiliate thereof.) Over the same time period, gallons sold of ready-to-drink juices have increased approximately 1%. In contrast, non-sparkling bottled water gallons sold have increased approximately 21% from 1994 to 1996, according to Beverage Marketing. Bottled spring water is natural and caffeine and additive free. These attributes and the increased availability of convenient packaging for natural spring water have contributed to the increase in bottled water consumption.

         Distribution Channels. Non-sparkling bottled water is generally sold to end users through four channels. According to Beverage Marketing, the total share of the bottled water market for each channel is as follows: (I) off-premise retail, which consists of supermarket, convenience store and drug store chains and other similar retail outlets (44.9%); (ii) home and office delivery which primarily consists of 5 gallon containers (39.0%); (iii) on-premise retail, which includes restaurants, delicatessens and other similar sites (8.3%); and (iv) vending (7.8%).

         Non-sparkling   bottled  water  is  generally   delivered  to  customer
locations through direct-store-delivery ("DSD") or warehouse distribution systems. DSD involves delivery of the product directly to the store's location where consumers may purchase the product. Warehouse distribution systems involve the delivery of truckloads of palletized products to the warehouses of regional customers which, in turn, deliver the product directly to the customer's retail sales locations.

         Private Label. Private label products have become increasingly popular among retailers and other customers. For example, supermarket sales of private label products grew 8.5% in 1996 versus 1.4% growth among branded products, according to IRI. Retailers benefit from having a range of private label and branded products as well as from the customer affinity developed from the reinforcement of the retailer's own brand. Other non-retailing customers find it more efficient to source products from a private label manufacturer than to produce the products themselves. Both types of customers often choose private label bottled water producers on the basis of price, consistent product quality, packaging capability, distribution capability and customer service.

         Consolidation. The trend toward consolidation in the bottled water industry is evidenced by the reduction in the number of bottled water filling locations and the corresponding increase in volume produced at most locations over the past ten years. According to Beverage Marketing, in 1996 there were approximately 350 filling locations in the United States versus approximately 425 in 1986, a decrease of 17.6%. The number of filling locations with sales over $75 million doubled to eight from 1995 to 1996. Larger companies are seeking to expand their share within a market, obtain broader distribution and achieve economies of scale with larger volume production.

Products

         Five Gallon Home and Office Delivery. Although the focus of the Company's business will be the production and distribution of oxygen enriched water, the Company had an active 5 gallon home and office delivery business. The Company delivered spring, purified drinking and distilled waters to Pinellas County businesses and homeowners. Pinellas County is located approximately six miles west of Tampa, Florida on the west central coast of Florida. The Company owned and rented state-of-the art water coolers, which it rented to its 5 gallon customers. The Company began its 5 gallon distribution business in April, 1997. The Company sold this business in March 1998.

         Oxygen Enriched Bottled Water. The Company's primary focus will be the production/distribution of oxygen enriched bottled water in small package, PET, containers ranging in size from .5 liter to 1.5 liters. The points of purchase will include grocery stores, convenience stores, gas station markets, health spas and vitamin/health food stores.

         The Company's oxygen enriched bottled water will be made by combining super purified water and oxygen. Through water purification processing the source water will be reduced to 1-2 parts per million of total dissolved solids and then oxygen will be introduced through a unique, proprietary process. As a point of reference, the Food and Drug Administration's (FDA) definition of distilled water is 5 parts per million or less of total dissolved solids. As such, the base water will be of distilled quality, although the distillation process will not be used.

         The Company's market research, undertaken by a non-affiliated research firm, has indicated that no specific medical claims have to be made to consumers with regard to its product. According to this market research the public will readily accept the necessity and benefits of both highly purified water and oxygen.

         There are no significant competitors producing oxygen enriched bottled water. The Company knows of two other entities that are attempting to produce and distribute oxygen enriched bottled water. None of the well-established traditional bottled water distributors has an oxygen enriched bottled water product.

         The Company's oxygen enriched water will contain approximately 40 parts per million of oxygen. Normal water contains approximately 7 parts per million of oxygen. As such, the Company's oxygen enriched bottled water will contain approximately 500 - 600% more oxygen. Oxygen is literally the breath of life; oxygen is a natural energizer and body purifier. Oxygen is odorless and tasteless, as well as non-carbonated. As such, the Company's water tastes like a fine premium bottled water - light and crisp. Oxygen does not produce the unhealthy "jolt" associated with caffeine products. Rather, it is believed to create a feeling of physical well-being and mental clarity. There can be no assurance, however, that the Company's products will achieve consumer acceptance. Consumer preferences are inherently subjective and subject to change.

         Oxygen is currently in the public view as an "additive" to a range of consumer products. There are currently oxygen bars in Toronto, New York City and the Los Angeles area. Oxygen in beverages has received recent widespread media coverage through television, radio and print media.

         Initially, the Company will not carbonate or flavor its water. After the introductions of Company's oxygen enriched bottled water product, the introduction of a new product with natural flavoring or carbonation will be considered. Likewise, the Company will consider the infusion of beneficial herbs. The Company will also consider the production of super oxygen enriched sports drinks, providing even higher levels of oxygen, to be marketed at a higher price. The Company will utilize a distinctive bottle and label for its water products.

Strategy

         The Company's objective is to build a product enriched water in Florida, concentrating on the Tampa area, and then expand nationally. Aspects of the Company's strategy include the following.

         The Company intends to enter into distribution agreements with 2-4 non-affiliated partners. No distribution agreements have been entered into as of the date of this prospectus. The Company intends to use these distributors, as well as its own production/distribution facility, as operational models. The Company then intends to expand into multiple markets.

         The Company's oxygen enriched small packaged bottled water product will primarily be sold through retail outlets, including convenience stores, gas station markets, grocery stores, health food stores, and health spas. However, secondary distribution will be effected through vending and private labeling. Neither vending nor private labeling have the attendant costs of direct retailing, while they do have the benefit of increasing the production volume and thereby increasing the production margins.

         Although the Company will distribute its own product in certain areas, primarily the Company will sell to qualified third party distributors. These third party distributors will have the right to distribute to retail outlets in defined geographic areas. A large number of potential distributors have already contacted the Company regarding potential distribution of its oxygen enriched bottled water. The Company is discussing distribution possibilities at this time but has no contracts for distribution.

Production

         The three components of production are the building, the water processing and bottling equipment, and the labor force.

         Building. The Company currently owns a 10,800 sq. foot building located on 2.1 acres in Clearwater. The Company has already completed the remodel to utilize this building as a bottling and distribution facility. Major Building Company, a regional building contractor, completed the remodel at a cost of $561,000. The building is currently encumbered with a mortgage of $3,000. Management believes, based on preliminary discussions with mortgage lenders, that a $750,000 loan can be obtained on the property on a 30-year amortization, with a likely monthly payment of $6,500. However, the Company has not yet decided whether it will pursue mortgage financing, and no loan commitment or interest rate lock has been entered into.

         Equipment. The Company has investigated and inspected various equipment to comprise various sized plants. The equipment can be divided into two general categories - water processing and bottling. The water processing equipment will not vary significantly from plant to plant, while the bottling equipment will vary depending on the size of the plant to be constructed. A medium size plant is capable of producing 3,200 cases per 8 hour shift, while running at 80% capacity. The Company has received all of the equipment.

         Water processing and bottling equipment for a medium size plant costs approximately $750,000. These costs include shipping, installation and initial technical training. The equipment, including material handling equipment, bottling and labeling equipment, conveyor systems and water treatment systems, was received and installed in April, 1998.

Labor Force

         The larger and faster the bottling line, the less manpower is required due to increased automation. In general, the bottling facility will require four employees per shift.

Water Sources

         Under FDA guidelines, bottled water must contain fewer than 500 parts per million ("ppm") in total dissolved solids. Varying amounts of solids provide different tastes to water. The Company uses FDA and International Bottled Water Association approved water sources.

         Upon delivery to the Company's  facilities,  water is filtered  through
0.2 micron filters and then ozonated during storage in stainless steel storage tanks. Ozone is an unbalanced form of oxygen which, unlike regular oxygen, kills bacteria and micro-organisms 3,000 times faster than chlorine. Unlike chlorine, ozone naturally breaks down to simple oxygen in a few hours and leaves no traces or residues. At the Clearwater facility, the source water runs through a number of filtration, ion exchange, and reverse osmosis processes by which it is reduced to a very pure 1-2 parts per million of total dissolved solids. Water is oxygenated by first removing dissolved gasses from the water following which medical grade oxygen is infused through a proprietary process. The water is then piped to the clean room bottling area where the various products are filled and capped. The clean room is filled and pressurized with air from two high-volume HEPA (High-Efficiency Particulate Air) air handlers that filter 99.97% of particulates out of the air.

         The manufacturing process is designed to be highly automated. Bottles are mechanically de-palletized, cleaned, rinsed, filled and capped. The bottles are automatically labeled, tamper banded, assembled and packed in cases. After palletizing and stretch wrapping, the product is either loaded directly onto a truck for immediate shipment or is stored in a warehouse for future shipment. Most products are shipped within 48 to 72 hours after production via outside carriers.

         The Company will maintain exacting internal quality control standards. Each batch of water will be tested according to FDA and International Bottled Water Association standards.

Competition

         The bottled water industry is highly competitive. According to "Beverage Marketing", there are approximately 350 bottled water filling locations in the United States with sales increasingly concentrated among the larger firms. According to "Beverage Marketing", the ten largest bottled water companies accounted for approximately 58.4% of wholesale dollar sales in 1996. Nearly all of the Company's competitors are more experienced, have greater financial and management resources and have more established proprietary trademarks and distribution networks than the Company. On a national basis, the Company competes with bottled water companies such as The Perrier Group of America, Inc. (which includes Arrowhead Mountain Spring Water, Poland Spring, Ozarka Spring Water, Zephyrhills Natural Spring Water, Deer Park, Great Bear and Ice Mountain) and Great Brands of Europe (which includes Evian Natural Spring Water and Dannon Natural Spring Water). The Company also competes with numerous regional bottled water companies located in the United States and Canada. Aqua Clara has chosen to compete by focusing on innovative packaging, customer service and pricing.

Seasonality

         The market for bottled water is seasonal, with approximately 70% of sales taking place in the seven months of April through October inclusive. As a result of seasonality, the Company's staffing and working capital requirements will vary during the year.

Trademarks

         The Company has registrations in the U.S. Patent and Trademark Office for the trademarks that it uses, including Aqua Clara. The Company believes that its common law and registered trademarks have significant value and goodwill and that some of these trademarks are instrumental in its ability to create demand for and market its products. There can be no assurance that the Company's common law or registered trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company would, in such an event, not be prevented from using the trademarks, any of which could have an adverse effect on the Company.

Regulation

         The Company's operations are subject to numerous federal, state and local laws and regulations relating to its bottling operations, including the identity, quality, packaging and labeling of its bottled water. The Company's bottled water must satisfy FDA standards, which may be periodically revised, for chemical and biological purity. The Company's bottling operations must meet FDA "good manufacturing practices," and the labels affixed to the Company's products are subject to FDA restrictions on health and nutritional claims. In addition, bottled water must originate from an "approved source" in accordance with federal and state standards.

         State health and environmental agencies, such as the Florida Department of Agriculture and consumer services, also regulate water quality and the manufacturing practices of producers.

         The Company's current products satisfy Florida and Federal requirements and its proposed products will satisfy all applicable state and federal requirements in all 50 states. These laws and regulations are subject to change, however, and there can be no assurance that additional or more stringent requirements will not be imposed on the Company's operations in the future. Although the Company believes that its water supply, products and bottling facilities are and will be in substantial compliance with all applicable governmental regulations, failure to comply with such laws and regulations could have a material adverse effect on the Company.

Legal Proceedings

         The Company is not a party to any material legal proceedings, except as set forth below. On November 5, 1997 Life International Products, Inc., a competitor of the Company, filed a complaint in the Circuit Court of Collier County Florida against the Company and Corporate Relations Group alleging false and unfair competition under the Lanham Act, false and misleading advertising under Florida law and common law unfair competition. The Complaint seeks unspecified monetary damages and injunctive relief. In summary, the complaint alleges that the Company has made claims about its current and future business plans. The Company believes that the lawsuit is wholly without merit, and is procedurally defective in that the plaintiffs lack standing to file suit, among other defects. The company filed a motion to dismiss, which was granted on February 17, 1998. The motion was granted without prejudice so Life
International may refile in the future. Life International refiled the lawsuit and on November 4, 1998 the Company again filed a motion to dismiss.

         Civil litigation in the Circuit Court of the Sixth Judicial Circuit in and for Pinellas County, Florida, was filed by JOHN C. PLUNKETT, RAND L. GRAY, AND ROBERT GUTHRIE, on behalf of themselves and all other similarly situated stockholders of AQUA CLARA BOTTLING & DISTRIBUTION, INC., a Colorado corporation, Defendants, Case No:98-7528CI-007. This case was a three-count action consisting of a demand for Injunctive Relief, Declaratory Action, and a count for Shareholder Inspection of Documents. The case was filed on November 18, 1998. A hearing was held on November 19, 1998 which resulted in an "Order on Temporary Injunctive Relief", and a subsequent "Order of Referral to Mediation", dated November 20, 1998. During the litigation, John McAvoy, President and Chairman of the Board resigned, the three named plaintiffs resumed their position on the board, and the case was voluntarily dismissed on December 15, 1998. A final Disposition Form was filed with the clerk of the court December 21, 1998.

         Civil litigation in the County Court of the Sixth Judicial Circuit in and for Pinellas County, Florida, was filed by SGN, Inc., Plaintiff, vs. Aqua Clara Bottling & Distribution, Inc., a Colorado corporation, Defendant, Case No:
98-2478-SP-19-F. It is a two-count complaint served on December 28, 1998, consisting of Open Account and Breach of Contract. The Plaintiff seeks payment on alleged open invoices for commissions due in the amount of $4,900.00 further alleging that the invoices are the result of contract for sales representation throughout the East Coast of the United States. At this writing, the underlying merits of the complain have not been reviewed. A responsive pleading is due on this case on or before twenty days from the date served upon the corporation.

         Civil litigation in the Circuit Court of the Eighteenth Judicial Circuit, in and for Seminole County, Florida, was filed by Mainstream
Construction Group, Inc., a Florida corporation, Plaintiff, vs. Aqua Clara Bottling & Distribution, Inc., Defendant, Case No: 98-2336-CA-15-B. The complaint is a two-count complaint for Breach of an Oral Contract and Quantum Merit. The Plaintiff seeks $236,938.00 alleging Aqua Clara filed to pay for improvements to the corporation's production and office building. An answer was not filed and a clerk's default was entered. Subsequent to the entry of the clerk's default, a Defendant's Motion to Dismiss These Proceedings and Compel
Arbitration, or Alternatively to Enlarge the Time for Defendant's Responsive Pleading and to Deny Plaintiff's Motions for Default and for Entry of Final Judgment, dated December 11, 998. The motion further alleges that there is a written contract, which requires arbitration. Aqua Clara disputes the amount owed. Aqua Clara may be liable for $141,000.00 of improvements to the property; the disputes appears to be centered on contested change orders.

         Civil litigation is pending concerning allegations and representations made by Gerald Huggins and Donald Couture, two individuals that were appointed to the Aqua Clara board by former President and Chairman of the Board, John McAvoy. These appointments were contested as further asserted in the litigation set forth above styled JOHN C. PLUNKETT, RAND L. GRAY, AND ROBERT GUTHRIE, on behalf of themselves and all other similarly situated stockholders of AQUA CLARA BOTTLING & DISTRIBUTION, INC., a Colorado corporation, Plaintiffs vs. AQUA CLARA BOTTLING & DISTRIBUTION, INC., a Colorado corporation, Defendants, Case No: 98-7528CI-007. However, Mr. Couture and Huggins have asserted that they were properly appointed to the reconstituted board and that they are current board members. The board of Aqua Clara consisting of Plunkett, Rand and Guthrie have taken the position that they are not. It is the opinion of litigation counsel for Aqua Clara, Michael C. Berry, and Associates, P.A. that neither Couture nor Huggins are board members. Any representations and actions made by either Couture and Huggins may force Aqua Clara to seek the appropriate relief in court against either Couture or Huggins or both as it would be deemed interference with the ongoing business of Aqua Clara.

Employees

         The Company currently employs approximately 11 full-time employees, none of whom are covered by collective bargaining agreements. During peak production periods, the Company supplements its full-time work force with part-time employees. The Company believes that its relations with its employees are good.

                                                    MANAGEMENT

         The following table sets forth certain information with respect to the executive officers and directors of the Company. Each director holds such position until the next annual meeting of the Company's shareholders and until his respective successor has been elected and qualifies. All officers devote full time to the Company. Any of the Company's officers may be removed with or without cause at any time by the Company's Board of Directors.

Directors and Executive Officers

         The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. The following are the directors and executive officers of the Company.

         John C. (Jack) Plunkett, 49, was a Director and the Vice President/Chief Operating Officer and Secretary
of the Company since November 1, 1996.  In December 1998 he was elected as
 President.  Mr. Plunkett is a graduate
of the U. S. Naval Academy where he received a degree in naval engineering in
 1970.  Since 1984 Mr. Plunkett has
served as a consulting engineer with Science Applications International Corporation, a two-billion dollar per year employee-owned consulting firm in the defense, space, energy, medical and transportation fields. Mr. Plunkett was responsible for business development and project management of multi-million dollar contracts.  Additionally, Mr.
Plunkett is the principal in Sea Trails Shoppes, Inc., a commercial real estate development consisting of retail, office and restaurant space and since 1995 has served as President and Managing Partner of this entity.

         Rand L. Gray, 50, has been Chief Financial Officer since July 1997. Mr. Gray is a graduate of Western Michigan University and attended Notre Dame University Graduate School. Mr. Gray served as Chief Financial Officer/Senior Vice President with Felicione International, a wholesale fish distributor, from 1990 to 1996, and was Executive Vice President/Chief Financial Officer with Behstev Inc., International, a modified asphalt manufacturer and distributor, from 1985 to 1989. From 1979 to 1985 he was a Divisional Vice President/Controller for Diamond International (Fortune 500), a printed products manufacturer and distributor; and Litton Industries (Fortune 400), a printed products manufacturer and distributor and as Vice President of Finance/CFO for D.H.C., Inc., a manufacturer and distributor of modular homes. Mr. Gray has been an accountant and business manager for over twenty-five years.

         Robert Guthrie, 74, has served as Director of the Company since May, 1997. Mr. Guthrie is an attorney licensed to practice in Florida with affairs in Seminole, Florida.  Mr. Guthrie also serves as a Director of the Rivellas
Community Bank.

         The Company also retains consultants with experience in the bottled water industry experience on the issues of processing and bottling. All consulting contracts are oral and at will and the total amount incurred the consulting fees is less than $20,000.

         On January 20, 1998 the Company entered into one-year employment agreements with each of Messrs. John A. McAvoy, Plunkett and Gray as amended, providing for salaries of $77,000 each. Messrs. Plunkett & Gray's employment agreements were extended for an additional year. Mr. McAvoy and Mr. Plunkett have orally agreed and Mr. Gray has agreed in his written employment contracts to defer $25,000 of such compensation until such time as the Company's cash flow permits. The Company also agreed to grant stock options to Mr. Plunkett and Mr. Gray equivalent to those granted to Mr. McAvoy. In addition the Company has issued to Messrs. Plunkett and Gray, 500,000 and 250,000 shares, respectively, in connection with a prior consulting agreements approved by the Board of Directors in December, 1996. Mr. John A. McAvoy, the Company's former president, resigned on November 24, 1998. Pursuant to the terms of the original Amended Employment Agreements, dated January 20, 1998, the Company has reduced the accrued and unpaid 1998 salaries of Messrs. Plunkett ($50,000) and Gray ($38,000) to promissory notes and secured their interest with the assets of the Company. The promissory notes, dated December 15, 1998 are demand instruments, at 5% simple interest. A blanket Security Agreement on all of the Company's assets and a UCC filing on the Company's non-realty assets secures each note. A second mortgage on the

Company's realty will also secure each note. Each note, security agreement, UCC filing and second mortgage includes any future accrued and unpaid salary.

Executive Compensation

         The following table sets forth the cash compensation of the Company's executive officers and directors during each of the last three fiscal years. The remuneration described in the table does not include the cost to the Company of benefits furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of the Company's business. The value of such benefits cannot be precisely determined, but the executive officers named below did not receive other compensation in excess of the lesser of $25,000 or 10% of such officer's cash compensation.


                                            Summary Compensation Table

                       ANNUAL COMPENSATION                                        LONG TERM COMPENSATION
                  -
                                         -
                                                   -
                                                                -
                                                                            -
                                                                                              -
                                                                                                      -
                                                                                                               -
                                                                                                                             -
                                                                                                       -


    Name and                                                   Other Annual          Awards     Payouts         All
    Principal Position      Year     Salary         Bonus      Compensation                                   Other
                                                                              Restricted         Options/ LTIP
                                                                              Stock ($)SARs(#)   Payouts ($)



 John S. McAvoy            1998     $31,875          0             0              0        0           0          0
 President and CEO         1997           0          0             0              0        0           0
                           1996           0          0             0              0        0           0          0


 Rand Gray                 1998     $18,000          0             0           125,000     0           0          0
Chief Financial Officer    1997                0             0                0       0         0          0              0
                           1996                0             0                0       0         0          0              0


John C. Plunkett           1998     $31,875          0             0           250,000     0           0          0
Vice President             1997           0          0             0              0        0           0
Chief Operating Officer    1996           0          0             0              0        0           0          0



                                              PRINCIPAL SHAREHOLDERS

         The following table sets forth information relating to the beneficial ownership of Company Common Stock as of the date of this Prospectus by (I) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (ii) each of the Company's directors and executive officers, and (iii) all of the Company's directors and executive officers as a group. The Percentage After Offering assumes the conversion of all shares of Series A Preferred into 2,307,690 shares of common stock and the exercise of all warrants and options, but not the sale of shares by Messrs. Plunkett, Gray, Vinton or Zweig or Corporate Relations Group, Inc. See "Selling Shareholders".

                                                                           Percentage               Percentage
    Name and Address(1)                        Common Stock              Before Offering          After Offering

    John S. McAvoy                                1,837,900                     28.1%                    20.0%
    1315 Cleveland Street
    Clearwater, Florida 33755

    John C. Plunkett                                580,000                      8.9%                     6.3%
    1315 Cleveland Street
    Clearwater, Florida 33755

    Rand L. Gray(2)                                 250,000                      3.8%                     2.7%
    1315 Cleveland Street
    Clearwater, Florida 33755

    Robert Guthrie                                   25,000                       .4%                      .3%
    1315 Cleveland Street
    Clearwater, Florida 33755

    Corporate Relations Group, Inc.(3)              350,000                      5.2%                     3.8%
    1801 Lee Road, Suite 301
    Winter Park, Florida 32709

    Thomas G. Vinton                                125,000                      1.9%                     1.4%
    3558 Mill Road
    Gainsville, Ga. 30504

    Dennis J. Zweig                                 125,000                      1.9%                     1.4%
    7560 Bridgegate Court
    Atlanta, Ga. 30350

    All Directors and Executive                   2,692,900                     41.3%                    29.3%
      Officers as a Group (4 persons)

(1) Unless otherwise noted below, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.
(2) Includes 230,000 shares held jointly with his spouse and 20,000 shares held by the children of Mr. and Mrs.
         Gray.
(3)      Includes options to purchase 250,000 shares.

                                               CERTAIN TRANSACTIONS

         Mr. McAvoy founded Pocotopaug Investment, Inc. ("Pocotopaug") as a Florida Corporation in August 1995.
(Pocotopaug means "Clearwater" in a local Indian dialect). Pocotopaug was capitalized in 1996 by $323,500 in bridge loans. Jack C. Plunkett, an officer and director, invested $20,000 in bridge loans.

         Aqua Clara Bottling and Distribution, Inc., was incorporated on July 29, 1996 in the State of Colorado and issued 835,000 shares of common stock (including 192,650 shares to Mr. McAvoy) and 27,500 shares of preferred stock to various investors for total consideration of $3,167.50. The preferred stock has since been retired. The offering was made under Rule 504 as an offering exempt from registration under the Securities Act of 1933.

         On November 1, 1996, the director and officer of Aqua Clara, Danny L. Wey, resigned and was replaced by Messrs. McAvoy and Plunkett. On November 23, 1996, Aqua Clara issued 1,645,250 shares of common stock to Mr. McAvoy in exchange for all of the outstanding shares of Pocotopaug and issued 44,872 shares to Danny L. Wey. Mr. Wey subsequently has sold all of his unrestricted shares on the public market and continues to hold the remaining 104,706 restricted shares held by him pursuant to Rule 144. Unless otherwise noted, all references to the Company in this Prospectus include the consolidated entity of Aqua Clara and Pocotopaug.

         On March, 1997, the Pocotopaug bridge investors exchanged their $323,500 in convertible debt into 796,500 shares of Company common stock under Rule 504, including Mr. Plunkett who received 80,000 shares. In December 1996, the Company issued 1,029,500 shares to 7 persons for services rendered valued at $100,950. From December 27, 1996 to March 1997, the Company issued 1,283,000 shares of common stock in an offering under Rule 504 for $.50 per share, to 35 persons.

         In December, 1997, the Company issued 20,000 restricted shares of common stock to Olympus Capital for consulting services rendered prior to September 30, 1997. In October 1997, the Company paid $375,000 and agreed to issue 75,000 restricted shares to Olympus Capital, Inc. for the purpose of assisting the Company in identifying investors willing to invest capital into the Company in connection with the $2,500,000 private placement Management has netted theses costs against the proceeds and has allocated a portion of the net proceeds as a cost of the 75,000 shares issued.

         In September, 1997, the Company issued 200,000 shares of restricted common stock to each of Gulf Atlantic Publishing and Arrow Marketing for advertising services and creative design of marketing materials respectively, and issued 25,000 shares for services to each of Robert Guthrie (a director) and Richard Trnouski.

         Gulf Atlantic Publishing and Arrow Marketing purchased these 400,000 shares at $.25 per share pursuant to an option agreement.

         On November 17, 1997 the Company entered into a Lead Generation/Corporate Relations Agreement with Corporate Relations Group ("CRG") pursuant to which the Company has paid CRG $400,000 and by which the Company has agreed to pay CRG an additional $400,000 upon the Company raising its next tranche of $2,500,000. Additionally, the Company agreed to issue options to purchase 250,000 shares of common stock under the following terms:

Number of Shares                       Exercise Price                 Expiration Date

50,000                                  $        3.50                        11/17/98
50,000                                           4.20                        11/17/99
50,000                                           4.70                        11/17/00
50,000                                           5.60                        11/17/01
50,000                                           7.00                        11/17/02


         At this time the Company does not anticipate requiring any additional financing, and under the terms of the agreement the Company would therefore have no further monetary obligations to CRG.

         Subsequent to year-end the Company entered into two subscription agreements to issue 1,000,000 shares for $1,000,000. Under the terms of these agreements, the $1,000,000 is due in four monthly installments beginning in August 1998. The remaining three monthly installments begin the latter of September 1, 1998 or 30 days subsequent to the effective date of the Company's registration statement filed with the SEC. The first installment of $125,000 was paid by each of the two purchasers, Thomas G. Vinton and Dennis Zweig in August 1998. In October 1998 these two purchasers, and the Company agreed to cancel the subscriptions to purchase the remaining 750,000 shares, and the related installment notes were cancelled.

         The Company agreed to issue 100,000 restricted shares to CRG, such shares to be returned should the Company file and cause to be effective a registration statement for the shares underlying the options within 120 days of the date of the agreement. CRG was also granted piggyback rights for these shares which have been escrowed with the Company's legal counsel. Under its agreement with the Company, CRG has agreed to perform financial public relations services for the Company, consisting of disseminating information about the Company to the investing public, for $400,000 paid in cash in December 1997. Under the Core Broker program undertaken by CRG, agreement, the Company will be required to host a due diligence trip for up to ten retail brokers who demonstrate an interest in the Company's Common Stock.

         Mr. John McAvoy has loaned the Company amounts for working capital. The loans are represented by promissory notes due on demand and bearing interest of 6%. None of the loans have been repaid. The total owed is $15,000 with $1,500 loaned on March 15, 1996, $9,000 loaned on April 17,1996, $4,000 loaned on July 19, 1996, and $500 loaned without a formal promissory note.

         During October through December, 1998 the Companyr eceived emergency loans from Mesrs. Plunkett ($7,500), Gray ($8,000) and Guthrie ($5,000), which amounts were reduced to promissory notes and secured with the assets of the Company. The promissory notes, dated December 15, 1998 are demand instruments, at 5% simple interest. A blanket Security Agreemetn on all of the Company's assets and a UCC filing on the Company's non-realty assets secures each note. A second mortgage on the Company's realty will also secure each note. Each note, security agreement, UCC filing and second mortgage includes any future advancement of additional funds.

                                   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         The Company's former independent accountant BDO Seidman, LLP ("BDO Seidman") resigned from that capacity on December 29, 1997. The report by BDO Seidman on the financial statements of the Company dated November 10, 1997, including a balance sheet as of March 31, 1997 and the statements of operations, cash flows and statement of stockholders' equity for the eight months ended March 31, 1997 and the period inception (August 17, 1995) through March 31, 1997 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except as to the uncertainty as to whether the Company would continue as a going concern. During the period covered by the financial statements through the date of resignation of the former accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. However, subsequent to the issuance of BDO Seidman's audit report, the Company included the audit report, together with unaudited financial statements of the Company as of and for the six months ended October 4, 1997, in a private placement memorandum relating to the offering of the Series A Preferred Stock. BDO Seidman did not consent to the use of the audit report in the private placement memorandum, and did not have the opportunity to review the private placement memorandum or the unaudited financial statements until after the close of the offering, at which time BDO Seidman indicated for the Company's President that certain prepaid expenses were incorrectly capitalized as of October 4, 1997. The Board of Directors did not itself discuss this issue of the capitalization of expenses with BDO Seidman. BDO Seidman resigned as a result of what it considered to be an unauthorized dissemination of its audit report coupled with the inaccuracies in the unaudited financial statements. The Company did not disagree with BDO Seidman as to the inaccuracies and expensed the prepaid expenses in question, which were included in the $488,700 expensed for consulting services in the year ended April 4, 1998. BDO Seidman has been advised of the restatement. A letter from the former independent accountant for the Company is attached as an exhibit to the Registration Statement of which this Prospectus is a part. There have been no other transactions similar to the above transaction in disagreement. On December 30, 1997 the Company engaged Pender Newkirk & Company as its new independent accountants. Pender Newkirk & Company had no discussions with BDO Seidman on the classification of expenses.

                                               SELLING SHAREHOLDERS

         The  shares of  Common  Stock of the  Company  offered  by the  Selling
Shareholders (the "Shares") will be offered at market prices, as reflected on the Electronic Bulletin Board, or on the Nasdaq Small Cap Market if the Common Stock is then traded on Nasdaq. The shares include 1,202,500 shares currently outstanding as well as shares being offered by the holders upon conversion of the Series A Preferred and 350,000 shares issuable upon exercise of warrants or options. The aggregate number of shares offered for resale upon conversion of the Series A Preferred will be based on the conversion rate in effect at the time of conversion. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. There are no other arrangements or understandings with respect to the distribution of the Common Stock.

         The number of shares of Common Stock issuable upon conversion of each of the 2,500 shares of Series A Preferred, and the consequent number of shares of Common Stock available for resale under this Prospectus, is based upon a conversion ratio which is $1,000 divided by the lower of (a) 65% of the closing bid price of the Common Stock on the electronic Bulletin Board NASDAQ averaged over the five trading days immediately prior to the date of conversion, or (b) $1.875. Based upon a market price of $1.75 and an assumed conversion price of $1.1375 per share, 879.12087 shares of Common Stock would be issuable per share of Series A Preferred, plus 5% additional shares issuable since the Registration Statement of which this Prospectus is a part was not declared effective by April 15, 1998. See "Description of Securities - Preferred Stock." Except as noted, the Selling Shareholders do not own any Common Stock except as registered hereby and will own no shares after the completion of the offering. The relationship, if any, between the Company and any Selling Stockholder is set forth below. The Percentage Before Offering has been computed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, by dividing the number of shares held by each Selling Shareholder by the sum of the number of shares outstanding (6,521,622 shares) and the number of shares, if any, issuable to the Selling Shareholder within 60 days (but assuming no issuances to any other person).



                                                               Number of
                                                               Shares of         Number of         Percent
                                                               Series A        Common Shares       Before
Shareholder                                                    Preferred          Offered         Offering

Olympus Capital, Inc.(1)                                               200            279,615           4.2%
Barry Seidman                                                          500            461,538           6.6%
Arnold Zousmer                                                         500            461,538           6.6%
James W. Spratt II(1)                                                   25             23,077              *
Hassan Abdul SA(2)                                                     250            230,769           3.4%
C.A. Opportunidad SA(2)                                                250            230,769           3.4%
Joseph Sloves                                                           25             23,077              *
Philip Holstein, Jr.(3)                                                 20             18,461              *
Castle Creek Valley Ranch
  Defined Benefit Pension Plan(3)                                       20             18,461              *
Peak Financial, Inc.                                                    30             27,693              *
Lee & Rick's Oyster Bar #2, Inc.                                        50             46,154              *
Bruce R. Knox                                                           75             69,231              *
Frederic A. Lenz                                         75               69,231             *
Tom Richardson                                                          15             13,846              *
Charles Kerr                                                            15             13,846              *
Passy Holding                                                          150            138,461           2.1%
James Skalko                                                           200            184,615           2.8%
Ed Leinster                                                            100             92,308           1.4%
Corporate Relations Group, Inc.(4)                                                    350,000           5.2%
Edward Foster                                                                           5,000              *
Richard Foster                                                                          2,500              *
David M. Smith(7)                                                                     100,000           1.5%
Jack C. Plunkett(5)                                                                   500,000           8.9%
Rand L. Gray(6)                                                                       250,000           2.7%
Thomas G. Vinton                                                                      125,000           1.4%
Dennis Zweig                                                                          125,000           1.4%
TOTAL                                                                2,500          3,860,190          42.1%

* Less than 1%

(1)      The controlling shareholder of Olympus Capital, Inc. is James W.
Spratt III, the son of James W. Spratt
         II. Includes 95,000 shares of Common Stock already held by Olympus Capital, Inc.
(2) Jose Antonio Gomez is the principal shareholder of Hassan Abdul SA and C.A. Opportunidad, S.A.
(3) Mr. Holstein is the trustee of the Castle Creek Valley Ranch Defined Benefit Pension Plan.
(4) Messrs. Joe H. Landis and Paul Serluco are the officers of Corporate Relations Group, Inc. Includes
         100,000 shares held in escrow (see "Certain Transactions") and options to purchase 250,000 shares, as follows:


                                   Number of Shares          Exercise Price       Expiration Date

                                       50,000                    $   3.50              11/17/98
                                       50,000                        4.20              11/17/99
                                       50,000                        4.70              11/17/00
                                       50,000                        5.60              11/17/01
                                       50,000                        7.00              11/17/02

(5)      Mr. Plunkett owns 80,000 shares not offered hereby.
(6) Includes 230,000 shares held by Mr. Gray and his spouse and 20,000 shares held by their minor children.
(7) Includes 100,000 shares issuable upon exercise of options at $1.00 per share until July 1, 1999.

                                             DESCRIPTION OF SECURITIES

Common Stock

         The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, no par value per share, of which 6,521,622 shares were outstanding as of September 16, 1998, including 100,000 shares held in escrow. See "Certain Transactions." The Company has no plans to sell additional shares of common stock at this time, but reserves the right to do so to meet future operating requirements. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the liquidation preference to holders of Series A Preferred Stock. Holders of Common Stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock will be, when issued and delivered, fully paid and non-assessable, including Shares issuable upon conversion of the Preferred Stock.

Preferred Stock

         The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, no par value, of which 2,500 shares of Series A Preferred Stock are outstanding. The Series A Preferred Stock is convertible, at the option of the holder, into shares of common stock at an initial Conversion Rate, subject to adjustments, at a number of shares of Common Stock equal to $1,000 divided by the lower of (I) Sixty-Five Percent (65%) of the average Market Price of the Common Stock for the five trading days immediately prior to the Conversion Date (defined below) or (ii) $1.875, increased proportionally for any reverse stock split and decreased proportionally for any forward stock split or stock dividend. Market Price for any date shall be the closing bid price of the Common Stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over-the-counter market if other than Nasdaq. The holders of Series A Preferred have no voting rights, and have a liquidation preference of $1,300 per share over the Common Stock. Dividends on the Series A Preferred are payable at the rate of 8% per annum ($80 per share of Series A Preferred Stock) payable on each July 1, in either cash, or in the option of the Company, Common Stock valued at the Conversion Rate. The initial closing for the sale of the Series of Preferred Stock was on November 11, 1997. The holders of the Series A Preferred Stock have the right to receive, at the time of conversion, additional penalty shares equal to (a) 5% if the Company did not file a registration statement to register the underlying common stock by January 15, 1998, (b) an additional 5% if the registration statement is not declared effective by April 15, 1998, and (c) an additional 5% of the Company does not deliver certificates representing the Common Stock within 5 days of the date of conversion. Since the registration statement of which this Prospectus is a part was filed by January 15, 1998 but not declared effective by April 15, 1998, the holders of Series A Preferred Stock are entitled to 5% additional shares upon conversion.

         The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in the Company's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to the Company's Common Stock or any other series of preferred stock which the Company may issue. The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

         The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

         The Company intends to furnish holders of its common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Transfer Agent

         The transfer agent for the Common Stock is Jersey Transfer and Trust Company, 201 Bloomfield Avenue, Verona, New Jersey 07044 and its telephone number is (973) 239-2712.

                                                   LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Hand & Hand, a law corporation, Dana Point, California.

                                                      EXPERTS

         The audited financial statements included in this Prospectus as of April 4, 1998 and for the years ended April 4, 1998, March 31, 1997 and the period Inception (August 17, 1995) to April 4, 1998 have been audited by Pender Newkirk & Company, independent certified public accountants, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
                                                  INDEMNIFICATION

         The Company has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Colorado General Business Act. Under the Company's articles of incorporation, and as permitted under the Colorado General Business Act, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Colorado law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       Consolidated Financial Statements

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

               Periods August 17, 1995 (Date of Inception) through July 4, 1998

                          Independent Auditors' Report

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                        Consolidated Financial Statements

               Periods August 17, 1995 (Date of Inception) through July 4, 1998










                                    Contents





Independent Auditors' Report on Consolidated Financial Statements...............................................1-2

Consolidated Financial Statements:

    Consolidated Balance Sheet....................................................................................3
    Consolidated Statements of Operations.........................................................................4
    Consolidated Statements of Changes in Stockholders' Equity....................................................5
    Consolidated Statements of Cash Flows.......................................................................6-7
    Notes to Consolidated Financial Statements.................................................................8-19

                          Independent Auditors' Report




Board of Directors
Aqua Clara Bottling & Distribution, Inc.
    and Subsidiary (A Development Stage Enterprise)
Largo, Florida


We have audited the accompanying consolidated balance sheet of Aqua Clara Bottling & Distribution, Inc. and Subsidiary (a development stage enterprise) as of April 4, 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended April 4, 1998 and March 31, 1997. These consolidated financial statements are the responsibility of the management of Aqua Clara Bottling & Distribution, Inc. and Subsidiary. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aqua Clara Bottling & Distribution, Inc. and Subsidiary as of April 4, 1998 and the results of its operations and its cash flows for the years ended April 4, 1998 and March 31, 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has been in the development stage since its inception on August 17, 1995. Realization of a major portion of the assets is dependent on the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in
Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
May 27, 1998, except for Note 11 as to which the date is July 22, 1998



                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                           Consolidated Balance Sheet



                                                                                                         July 4,
                                                             April 4,               July 4,               1998
                                                               1998                  1998           Pro Forma(1)
                                                                               (Unaudited)          (Unaudited)
Assets
Current assets:
    Cash and cash equivalents                             $       723,618      $       108,991      $       108,991
    Accounts receivable, trade                                                          18,192               18,192
    Employee advances                                              17,691                  777                  777
    Inventory                                                      26,948               71,949               71,949
    Prepaid assets                                                400,800              404,318              404,318


Total current assets                                            1,169,057              604,227              604,227
                                                          ---------------------------------------------------------


Property, plant, and equipment, net of
    accumulated depreciation                                    1,408,002            1,868,126            1,868,126
                                                          ---------------------------------------------------------


Other assets:
    Organizational costs, net of accumulated
        amortization                                               23,194               21,753               21,753
    Deposits and other assets                                      17,383                4,278                4,278
                                                          ---------------------------------------------------------
Total other assets                                                 40,577               26,031               26,031






                                                          ---------------------------------------------------------










                                                          $     2,617,636      $     2,498,384      $     2,498,384

=========================================================







Read independent auditors' report. The accompanying notes are an integral part of the consolidated financial statements.












                                                                                                         July 4,
                                                             April 4,                July 4,              1998
                                                               1998                  1998           Pro Forma(1)
                                                                               (Unaudited)          (Unaudited)
Liabilities and Stockholders' Equity Current liabilities:
    Accounts payable, trade                               $       209,481      $       337,005      $       337,005
    Accrued expenses                                               99,112              120,429              120,429
    Note payable and current maturities of
        long-term debt                                             34,135               34,135               34,135




Total current liabilities                                         342,728              491,569              491,569
                                                          ---------------------------------------------------------


Long-term debt, less current maturities                           279,514              275,344              275,344
                                                          ---------------------------------------------------------



Stockholders' equity:
    Preferred stock; no par value; 5,000,000
        shares authorized; 2,500 shares issued
        and outstanding                                         1,864,988            1,864,988            1,864,988
    Common stock; no par value; 50,000,000
        shares authorized; 6,271,622 shares
        issued and outstanding (6,521,622
        pro forma)                                              2,781,166            2,781,166            3,218,666
    Additional paid-in capital                                  1,417,391            1,417,391            1,417,391
    Deficit accumulated during development
        stage                                                  (4,068,151)          (4,332,074)          (4,519,574)
                                                          ---------------------------------------------------------
                                                                1,995,394            1,731,471            1,981,471
    Subscriptions receivable                                                                             (  250,000)
                                                          ---------------------------------------------------------
Total stockholders' equity                                      1,995,394            1,731,471            1,731,471
                                                          ---------------------------------------------------------


                                                          $     2,617,636      $     2,498,384      $     2,498,384

=========================================================




(1) The pro forma reflects the effect of the subsequent event in which the Company entered into a subscription agreement to issue 250,000 shares of common stock for $250,000. These shares were subscribed to in an amount below their fair value resulting in an effective dividend of $187,500.

               Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                      Consolidated Statement of Operations


                                                                                                                       Period
                                                                                                                     August 17,
                                                                                                                        1995
                                                            Year Ended                   Three Months Ended          (Inception)


                                                    April 4,         March 31,        July 4,         June 30,          through
                                                      1998             1997            1998             1997         July 4, 1998


                                                                                    (Unaudited)      (Unaudited)     (Unaudited)



Sales                                             $      135,710  $                $       19,111  $       14,785   $      154,821



Cost of sales                                            227,146                           29,864          81,303          307,010



Gross profit                                           (141,436)                         (10,753)        (66,518)        (152,189)

General, administrative, and sales expenses            2,084,099  $      315,985          249,809         523,603        2,721,538



Operating loss                                       (2,225,535)       (315,985)        (260,562)       (590,121)      (2,873,727)

Interest expense                                        (38,968)        (50,542)          (6,617)        (22,165)        (105,001)

Interest and other income                                 27,589                            3,256           5,228           30,845

Gain on sale of assets                                    33,200                                                            33,200



Net loss                                             (2,203,714)       (366,527)        (263,923)       (607,058)      (2,914,683)

Dividends on preferred stock:
    Amortization of intrinsic value of
       conversion rights                               1,417,391                                                         1,417,391
    Unpaid 8.0% cumulative dividend                       59,178                           49,863                          109,041



Net loss applicable to common stock               $  (3,680,283)  $    (366,527)   $    (313,786)  $    (607,058)   $  (4,441,115)



Net loss per common share                         $        (.62)  $        (.13)   $        (.05)  $        (.11)   $       (1.07)



Weighted average common shares outstanding             5,962,307       2,787,931        6,271,622       5,669,836        4,140,623






            Read independent auditor's report. The accompanying notes are an integral part of the consolidated financial statements.




                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                 Consolidated Statements of Stockholders' Equity

        Periods August 17, 1995 (Date of Inception) through July 4, 1998
                                                                                                              Deficit
                                                                                                            Accumulated
                                                                                                Additional    During
                                                   Preferred Stock          Common Stock          Paid-In   DevelopmentSubscription
                                                  Shares      Amount      Shares      Amount      Capital      Stage    Receivable



Issuance of common stock,
    August 1995                                                            500,000  $     5,000 $    15,250


Issuance of common stock
    for services, August 1995                                              500,000        5,000      15,250

Net loss for period                                                                                          $ (80,519)


Balance,
    March 31, 1996                                                       1,000,000       10,000      30,500    (80,519)

Adjustment for recapitalization,
    December 1996                                                        1,525,122       33,668    (30,500)

Issuance of common stock for
    services, December 1996                                                279,500      139,750

Common stock issued for conversion
    of notes payable, March 1997                                           796,500      323,500

Common stock issued through Regulation
    D offering, March 1997                                               1,283,000      525,498                          $  (50,000)

Net loss for period                                                                                           (366,527)


Balance,
    March 31, 1997                                                       4,884,122    1,032,416           0   (447,046)     (50,000)

Collection of subscription receivable,
    April 1997                                                                                                                50,000

Issuance of common stock for
 services and $100,000                                                   1,312,500    1,501,250

Stock issued through Regulation
    D offering, December 1997                        2,500 $   447,597      75,000      247,500   1,417,391

Amortization of the intrinsic
    value of the conversion rights
    of the preferred stock                                   1,417,391                                       (1,417,391)


Net loss for period                                                                                          (2,203,714)



Balance, April 4, 1998                               2,500 $ 1,864,988   6,271,622  $ 2,781,166 $ 1,417,391  $(4,068,151)         $0


Net loss for period (unaudited)                                                                               (263,923)


Balance, July 4, 1998 (unaudited)                    2,500   1,864,988   6,271,622    2,781,166   1,417,391  (4,332,074)           0

Pro forma effect of $1,000,000
    subscription agreement (unaudited)                                     250,000      437,500                (187,500)  (250,000)


Pro forma balance, July 4, 1998 (unaudited)          2,500 $ 1,864,988   6,521,622  $  3,218,666 $ 1,417,391  $(4,519,574)$(250,000)




            Read independent auditors' report. The accompanying notes are an integral part of the consolidated financial statements.


                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                      Consolidated Statements of Cash Flows


                                                                                                                       Period
                                                                                                                     August 17,
                                                                                                                        1995
                                                            Year Ended                   Three Months Ended          (Inception)


                                                    April 4,         March 31,        July 4,         June 30,          through
                                                      1998             1997            1998             1997         July 4, 1998



                                                                                    (Unaudited)      (Unaudited)     (Unaudited)
Operating Activities
Net loss                                          $  (2,203,714)  $    (366,527)   $    (263,923)  $    (607,058)   $  (2,914,683)
Adjustments to reconcile net loss to net
    cash and cash equivalents used in
       operating activities:
          Gain on sale of assets                        (33,200)                                                          (33,200)
          Depreciation and amortization                   56,200                            5,950                           62,150
          Issuance of common stock for services        1,326,250         139,750                          300,000        1,486,250
          (Increase) decrease in:
             Accounts receivable                                                         (18,192)        (11,673)         (18,192)
             Prepaid assets                            (399,709)           2,427          (3,518)        (11,293)        (400,800)
             Inventory                                  (26,948)                         (45,001)         (3,000)         (71,949)
          Increase in:
             Accounts payable                             51,436           4,917           61,964             927          118,317
             Accrued expenses                             98,209          69,533           21,317          18,597          195,429



    Total adjustments                                  1,072,238         216,627           22,520         293,558        1,338,005


    Net cash and cash equivalents used by
       operating activities                          (1,131,476)       (149,900)        (241,403)       (313,500)      (1,576,678)

Investing activities
    Proceeds from sale of assets                         133,925                                                           133,925
    Purchase of investments                                                                                               (51,004)
    Proceeds from sale of investments                                     50,004                                            50,004
    Purchase of property, plant, and equipment         (942,892)        (43,978)        (399,073)        (30,013)      (1,495,442)
    Decrease (increase) in other assets                    7,930        (65,977)           30,019          21,225         (35,167)


    Net cash and cash equivalents used by
       investing activities                            (801,037)        (59,951)        (369,054)         (8,788)      (1,397,684)


Financing Activities
    Proceeds from notes payable
       and incurrence of convertible debt                 55,475         136,000                                           393,975
    Payments of long-term debt and obligations
       under capital lease                              (53,113)        (10,396)          (4,170)        (18,552)         (68,508)
    Net proceeds from issuance of stock                2,262,488         475,148                           50,000        2,757,886


    Net cash and cash equivalents provided
       (used) by financing activities                  2,264,850         600,752          (4,170)          31,448        3,083,353


            Read independent auditors' report. The accompanying notes are an integral part of the consolidated financial statements.



                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                      Consolidated Statement of Cash Flows


                                                                                                                       Period
                                                                                                                     August 17,
                                                                                                                        1995
                                                            Year Ended                   Three Months Ended          (Inception)


                                                    April 4,         March 31,        July 4,         June 30,          through
                                                      1998             1997            1998             1997         July 4, 1998


                                                                                    (Unaudited)      (Unaudited)     (Unaudited)


Net increase (decrease) in
    cash and cash equivalents                            332,337         390,901        (614,627)       (290,840)          108,991


Cash and cash equivalents,
    beginning of period                                  391,281             380          723,618         391,281



Cash and cash equivalents,
    end of period                                 $      723,618  $      391,281   $      108,991  $      100,441   $      108,991



Supplemental  disclosures  of cash flow  information  and noncash  investing and financing activities:
      Cash paid for interest                      $       38,967  $       56,010   $        6,617  $       22,165   $      105,001




    During the year ended March 31, 1997, $323,500 of convertible debt was converted to 796,500 shares of common stock.

    During the period August 17, 1995 (date of inception) through April 4, 1998, the Company entered into a purchase money mortgage of $300,000 in connection with the acquisition of property, plant, and equipment.

    The Company owed $146,378 and $6,750 on property, plant, and equipment as of April 4, 1998 and March 31,
    1997, respectively.

    During the year ended March 31, 1997, 100,000 shares of common stock were issued for a $50,000 subscription receivable. During the period ended April 4, 1998, $1,401,250 of common stock was issued in exchange for services to be performed.

    During the period ended April 4, 1998, the Company incurred a capital lease obligation of $49,731 and debt of $107,563 when it acquired new equipment.

    During the year ended April 4, 1998, the Company sold its five-gallon water business. As part of the terms of the sale, debt of $149,782 was assumed by the purchaser.

    The Company owed $218,688 on property, plant, and equipment at July 4, 1998 (unaudited).








Read independent auditors' report. The accompanying notes are an integral part of the consolidated financial statements.

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

                Period August 17, 1995 (Date of Inception) through July 4, 1998




1.      Organization, Background, Sale of Assets, and Going Concern


On August 17, 1995, Pocotopaug Investment, Inc. (hereinafter referred to as "Pocotopaug") was incorporated under the laws of Florida for the purpose of raising capital to fund the development of products for subsequent entry into the bottled water industry. Pocotopaug has been in the development stage since its formation.

On July 29, 1996, Aqua Clara Bottling & Distribution, Inc. (hereinafter referred to as "Aqua Clara") was incorporated under the laws of Colorado for the purpose of raising capital to fund the development of products for subsequent entry into the bottled water industry. Aqua Clara has been in the development stage since its formation and was virtually inactive until the time of its combination with Pocotopaug, as described below.

In December 1996, the stockholders of Pocotopaug gained control of Aqua Clara and Aqua Clara acquired Pocotopaug in a business combination accounted for as a reorganization of Pocotopaug. Pocotopaug became a wholly owned subsidiary of Aqua Clara through the exchange of 1,690,122 shares of Aqua Clara's common stock for all 1,000,000 shares of the outstanding stock of Pocotopaug. Upon the execution of this transaction, Aqua Clara had 2,525,122 shares outstanding. The accompanying consolidated financial statements have been based on the assumption that the Companies were combined for all periods presented.

In December 1997, the Company issued 2,500 shares of convertible cumulative preferred stock through a private placement memorandum. The Company raised $2,500,000 and incurred offering costs of $387,512. The Company issued 75,000 shares of common stock as compensation to a promoter of this offering. These shares were valued at their trading price of other common stock and amounted to $247,500.

During the year ended April 4, 1998, the Company began its five-gallon water business. In February 1998, the Company sold this portion of the business. The assets disposed of consist of certain receivables, a vehicle, and various equipment used in the Company's bottled water business. The total sales price was approximately $352,394 which included the assumption of installment notes payable of approximately $149,782 by the acquiring company. The Company recognized a gain of approximately $33,000 on this sale.







Read independent auditors' report.                                            8

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

                Periods August 17, 1995 (Date of Inception) through July 4, 1998



1.      Organization, Background, Sale of Assets, and Going Concern (continued)


The following is a pro forma statement of the operations (unaudited) as if the five-gallon water business was not in existence for the years ended April 4, 1998 and March 31, 1997.


                                                                                   Year Ended
                                                                             April 4,          March 31
                                                                               1998               1997
                                                                         -----------------------------

        General and administrative expenses                              $   (1,870,524)      $   (315,985)
        Interest expense                                                        (38,968)           (50,542)
        Other income                                                             27,589
                                                                         --------------
           Net loss                                                      $   (1,881,903)      $   (366,527)
                                                                         =================================

As shown in the consolidated financial statements, the Company has been a development stage enterprise since its inception. The majority of the revenues reflected in the consolidated financial statements are from initial operations of a five-gallon water business which was discontinued in March 1998. The

Company is devoting its efforts to establishing its oxygenated water business and there have been no significant sales from these operations to date. The Company will need to generate sales or continue to obtain additional financing to fund its developmental stage operations. These factors, combined with the fact that the Company has not generated any positive cash flows from operations since its inception, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or amounts and classifications of liabilities that might be necessary in the event the Company cannot continue in existence.


Management of the Company is currently negotiating with various banks to obtain additional funds for a new mortgage on the Company's building. In addition, management is currently working on raising an additional $2,500,000 from the private placement of additional common stock of the Company. Although management believes the above actions will result in additional funds, no assurance can be given that they will be successful.









Read independent auditors' report.                                         9

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

               Periods August 17, 1995 (Date of Inception) through July 4, 1998



2.      Significant Accounting Policies

The significant accounting policies followed are:

        The consolidated financial statements include the accounts of Aqua Clara Bottling & Distribution, Inc. and its wholly owned subsidiary, Pocotopaug Investments, Inc. All significant intercompany accounts and transactions have been eliminated.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The Company maintains cash balances in excess of the Federal Deposit Insurance Corporation's insured limit of $100,000.

        Cash equivalents consist of all highly liquid debt instruments purchased with a maturity of three months or less.

        Inventory is stated at the lower of cost (first-in, first-out) or market.

        Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.


        Organizational costs are amortized over a period of six years.









Read independent auditors' report.                                10

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

               Periods August 17, 1995 (Date of Inception) through July 4, 1998



2.      Significant Accounting Policies (continued)

        Shares of common stock issued for other than cash have been assigned amounts equivalent to the estimated fair value of the service received until the time the Company's stock began trading. At that time, the

        Company  valued the  transactions  based on quoted  prices.  The Company
        records  shares  as   outstanding  at  the  time  the  Company   becomes
        contractually obligated to issue shares.


        Property, plant, and equipment are recorded at cost. Depreciation is calculated by the declining-balance and straight-line methods over the estimated useful lives of the assets. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property, plant, and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved and any gain or loss is included in operations. No significant depreciation has been taken as of April 4, 1998 since the property, plant, and equipment have not yet been placed in service.


        The Company applies APB Opinion 25 in accounting for its stock options. The exercise price of these options exceeded the fair value of the underlying common stock on the grant date and, therefore, there are no compensation costs included in the accompanying consolidated financial statements.

        Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, investment securities, accounts payable, and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

        The Company charges to retained earnings and credits its additional paid-in capital for the amortization of the intrinsic value of the conversion feature of its preferred stock in accordance with the statements issued by the Securities and Exchange Commission.




Read independent auditors' report.                                 11

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

                Periods August 17, 1995 (Date of Inception) through July 4, 1998

2.      Significant Accounting Policies (continued)

        Loss per share is based on the weighted average number of common shares outstanding during each period after giving effect to the recapitalization described in Note 1. The Company has implemented SFAS No. 128. There is no effect on the prior loss per share amounts based on this statement. In computing diluted earnings per share, the following were excluded because their effects were antidilutive: options on 250,000 shares; preferred shares convertible into common shares; and 600,000 contingently issuable shares.


        Advertising costs are expensed as incurred and amounted to approximately $849,176 and $1,700 for the year ended April 4, 1998 and the year ended March 31, 1997, respectively. There was no advertising expense incurred during the three-month periods ended July 4, 1998 and June 30, 1997.


        The Company changed its fiscal year-end to the first Saturday in April beginning with the fiscal year ended April 4, 1998.


        In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of (a) the results of operations for the three-month periods ended July 4, 1998 and June 30, 1997, (b) the financial position at July 4, 1998, and (c) cash flows for the three-month periods ended July 4, 1998 and June 30, 1997, have been made.



3.      Prepaid Assets

Prepaid assets consist principally of a lead generation/corporate relations agreement entered into by the Company. The terms of this agreement are for 12 months at a cost of $400,000. The Company will amortize these costs when services under the contract are rendered.










Read independent auditors' report.                                   12

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

               Periods August 17, 1995 (Date of Inception) through July 4, 1998



4.      Property, Plant, and Equipment


Property, plant, and equipment consist of the following:


                                                                            April 4,             July 4,
                                                                              1998                1998
                                                                                             (Unaudited)
        Land                                                             $      90,000       $      90,000
        Building                                                               528,707             955,583
        Machinery and equipment                                                763,951             801,708
        Vehicles                                                                30,392              30,392
                                                                         ---------------------------------
                                                                             1,413,050           1,877,683
        Less accumulated depreciation                                            5,048               9,557
                                                                         ---------------------------------
                                                                         $   1,408,002       $   1,868,126
                                                                         =================================


5.      Notes Payable and Long-Term Debt


Notes payable and long-term debt consist of:


                                                                               April 4,          July 4,
                                                                                1998              1998
                                                                                                     (Unaudited)
        Mortgage payable;  interest  adjustable annually to prime (8.5% at March
           31,  1998);  payable  $2,954  per month  including  interest;  unpaid principal of approximately $238,000 due January 15, 2001;
           collateralized by property and plant                              $   277,409       $   274,419
        Stockholder notes payable; 6.0%; due on demand;
           unsecured                                                              15,000            15,000
        Installment notes payable; interest ranging from 10.5%
           to 11.5%; payments aggregating $6,340 per month
           including interest; collateralized by vehicles                         21,240            20,059
                                                                             -----------------------------
                                                                                 313,649           309,478
        Less amounts currently due                                                34,135            34,135
                                                                             -----------------------------
                                                                             $   279,514       $   275,343
                                                                             =============================




Read independent auditors' report.                                     13

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

             Periods August 17, 1995 (Date of Inception) through July 4, 1998



5.      Notes Payable and Long-Term Debt (continued)


The following is a schedule by year of the principal payments required on these notes payable and long-term debt (excluding the obligations under capital lease) as of July 4, 1998 (unaudited):


        1999                                                  $34,135
                                                              =======
        2000                                                  $18,284
                                                              =======
        2001                                                 $256,512
                                                             ========
        2002                                                     $547
                                                                 ====


During the year ended July 4, 1998, the Company sold the assets of their five-gallon water business. The purchaser of these assets assumed the notes payable and obligations under capital leases used by the Company to finance these assets. The purchaser is responsible for making the payments on these notes payable and obligations under capital leases; however, the Company remains contingently liable for any nonpayments on behalf of the purchaser. The principal payments required on these notes payable and obligations under capital leases are $149,782 at April 4. The balances of these notes and obligations under capital leases amounted to approximately $20,000 as of October 5, 1998.



6.      Lease Commitments


The Company rents its operating facility and various vehicles under operating leases that expire at various dates from 1998 through 2002. The following is a schedule by year of future minimum rental payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year as of July 4, 1998 (unaudited).


        1999                                                                                    $   11,545
        2000                                                                                        11,592
        2001                                                                                         6,760
                                                                                                ----------

                                                                                                $   29,897

Rent expense amounted to approximately $83,269 and $5,000 for the years ended April 4, 1998 and March 31, 1997, respectively. For the periods ended July 4,

1998, June 30, 1997, and the period from inception through July 4, 1998, rent expense amounted to $20,361, $15,840, and $108,630, respectively.





Read independent auditors' report.                                          14

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

               Periods August 17, 1995 (Date of Inception) through July 4, 1998




7.      Income Taxes


No provision for income taxes is recorded due to the amount of tax losses incurred since inception. The Company had unused net operating loss carryforwards to carry forward against future years' taxable income of approximately $624,000, which begin to expire in years after 2011. Temporary differences giving rise to the deferred tax assets consist primarily of the deferral and amortization of start-up costs for tax reporting purposes. Management has established a valuation allowance equal to the amount of the deferred tax assets due to the uncertainty of the Company's realization of this benefit.

The components of deferred tax assets consist of the following:


                                                                                April 4,          July 4,
                                                                                 1998              1998
                                                                                                    (Unaudited)
        Deferred tax assets:
           Start up costs                                                    $   663,000       $   663,000
           Net operating loss carryforwards                                      120,000           240,000
                                                                             -----------------------------
        Gross deferred tax assets                                                783,000           903,000
        Valuation allowance                                                      783,000           903,000
                                                                             -----------------------------
        Total deferred tax assets                                            $         0       $         0

                                                                             =============================

Since inception, substantial changes of ownership of the Company have occurred. Under federal tax law, this change in ownership of the Company will significantly restrict future utilization of the net operating loss carryforwards. Other than the net operating losses which have been limited because of the change in ownership as described above, any other net operating losses will expire if not utilized within 15 years of the year they were incurred.


8.      Commitments and Contingencies


The Company has employment agreements with terms ranging from one to five years with its officers which provide for minimum annual salaries. These one-year agreements have automatic renewal provisions. The total salary commitment under these agreements amounts to approximately $231,000 per year. At April 4, 1998 and July 4, 1998, the Company accrued $80,710 and $90,906 (unaudited), respectively, in deferred salaries related to these agreements.





Read independent auditors' report.                                        15

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

               Periods August 17, 1995 (Date of Inception) through July 4, 1998




8.      Commitments and Contingencies (continued)


During the year ended April 4, 1998, the Company entered into a lead generation/corporate relations agreement with a term of one year which required the Company to pay $400,000 on execution of the agreement and an additional $400,000 contingent on the Company raising an additional $2,500,000 in a future common stock offering. The initial $400,000 payment is reflected as a prepaid asset as of April 4, 1998 and July 4, 1998 (unaudited) and will be expensed at the time services are received.


9.      Stock


In December 1996, the Company issued 259,500 shares to individuals for consulting services performed. These shares were valued at $.50 per share. In addition, in April 1997, the Board of Directors approved the issuance of 750,000 shares to two of its officers for services rendered. These shares were also valued at $.50 per share, management's estimate of the fair market value of the stock at that time.

The Company entered into two agreements for services to be performed during the year ended April 4, 1998. Each agreement contained options to acquire 200,000 shares of common stock at $.25 per share. These services were valued at the difference between the fair market value of the underlying common stock of the options on the date of grant and the $.25 per share exercise price. These options were exercised and resulted in a total cash consideration paid to the Company of $100,000. The cost of these agreements was expensed because the services were performed.

In April 1997, the Company issued 62,500 shares of common stock to directors and employees for services rendered. These shares were valued at $.50 per share, the fair market value of the common stock.










Read independent auditors' report.                                      16

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

                Periods August 17, 1995 (Date of Inception) through July 4, 1998



9.      Stock (continued)

The following is a summary of options, common stock issued for services, and $100,000 received on exercise of the options during the year ended April 4, 1998:

                                     Number
                      Month                                                 of Shares  Amount
        -------------------------------                                   -------------------

        April 1997                                                             812,500       $     406,250
        September 1997 (including
           $100,000 received)                                                  400,000             920,000
        March 1998                                                             100,000             175,000
                                                                          --------------------------------
                                                                             1,312,500       $   1,501,250
                                                                          ================================

During the year ended April 4, 1998, the Company issued 2,500 shares of Series A convertible preferred stock. These shares are nonvoting, and the holders are entitled to receive an eight percent annual dividend and have a liquidation preference of $1,300 per share. These preferred shares are convertible at any time at the option of the holder into common shares equal to $1,000 divided by the lower of (i) 65 percent of the average market price of the common stock for the five trading days prior to the conversion date, or (ii) $1.875. The Series A preferred shares contain a provision that the Company shall increase the conversion rate by five percent for each of the following occurrences:

1. Failure to file a registration statement under the Securities Act of 1933 covering the common stock within 30 days of closing date;
2. Failure of the registration to become effective within 120 days of closing date; and 3. Failure to issue the common shares within the time limits set forth in the amended articles of incorporation.

These shares, if converted using the aforementioned 65 percent of the average market price of the common stock as of April 4, 1998, would convert to a maximum of 2,197,802 common shares. Subsequent to April 4, 1998, the Company failed to register the shares within the 120-day time frame and the maximum amount of shares increased to five percent as a result.

Considering the beneficial conversion feature of the 2,500 Series A convertible preferred shares, the Company allocated $1,417,391 of the proceeds raised from the issuance of these shares, which represents the intrinsic value of the conversion feature to additional paid-in capital. The amortization of this discount is charged against retained earnings and increases preferred stock analogous to a dividend distribution based on the demand conversion.


Read independent auditors' report.                                       17

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

               Periods August 17, 1995 (Date of Inception) through July 4, 1998



10.   Stock Options

As part of a "lead generation/corporate relations agreement," the Company issued 250,000 options to acquire common stock. These options are exercisable at prices ranging from $3.50 to $7.00 and the latter of 50,000 annually over the next five years or upon the Company's raising its next tranche of $2,500,000.

As indicated in Note 2, the Company applies APB Opinion 25 in accounting for its stock options. The exercise price of these options exceeded the fair value of the underlying common stock on the grant date and, therefore, there are no compensation costs recognized under APB Opinion 25.

The options issued were for future services. Had compensation cost for the options granted been determined based on the fair value at the grant date under methods prescribed by FASB Statement No. 123, the Company would have recorded a prepaid asset of approximately $359,000. This would be amortized as compensation cost over the next five years as the services are provided to the Company.


Following is a summary of stock option activity from inception through July 4, 1998:

                                                                Number of          Weighted Average
                                                                   Shares             Exercise Price
        Outstanding at August 17, 1995                                     0
        Granted during the year ended
           April 4, 1998                                             650,000                 $ 2.08
                                                                                             ======
        Exercised                                                    400,000                 $  .25
                                                                 -----------                 ======
        Outstanding at April 4, 1998                                 250,000                 $ 5.00
                                                                 ===========                 ======
        Outstanding at July 4, 1998 (unaudited)                      250,000                 $ 5.00
                                                                 ===========                 ======

The following is a summary of options outstanding at July 4, 1998:

                                    Weighted
        Exercise  Number   Average Remaining
           Price           of Shares              Contractual Life                    Exercise Date
        -------------------------------------------------------------------------------------------
         $3.50                 50,000                      1                       November 17, 1998
         $4.20                 50,000                      2                       November 17, 1999
         $4.70                 50,000                      3                       November 17, 2000
         $5.60                 50,000                      4                       November 17, 2001
         $7.00                 50,000                      5                       November 17, 2002



Read independent auditors' report.                                         18

                    Aqua Clara Bottling & Distribution, Inc.
                                 and Subsidiary
                        (A Development Stage Enterprise)

                   Notes to Consolidated Financial Statements

      Periods August 17, 1995 (Date of Inception) through July 4, 1998

The exercise date of the above options is the latter of the above dates or the Company's raising its next tranche of $2,500,000.

The weighted average fair value of the options at their grant date during the year ended April 4, 1998 was $4.14. The estimated fair value of each option granted is calculated using the Black-Scholes option-pricing model. The following summarizes the weighted average of the assumptions used in the model:

        Risk-free interest rate                                                                  5.79%
        Expected years until exercise                                                            3



11.     Subsequent Event and Pro Forma Information


In August 1998 the Company received $250,000 ($125,000 from each of the two purchasers) from the first installment payment on its 1,000,000 shares offering of $1.00 per share. The first installment of $125,000 was paid by each of the two purchasers in August 1998. In October 1998 these two purchasers and the Company agreed to cancel the subscription to purchase the remaining 750,000 shares, and the related installment notes were cancelled.

Included in the accompanying consolidated financial statements is pro forma information disclosing the net effects of this transaction as though it had occurred on July 4, 1998.



         No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.




                   TABLE OF CONTENTS
                                                 Page

Additional Information......................       2
Prospectus Summary..........................       3
Risk Factors................................       4
Dividend Policy.............................       8
Market Price of Common Stock................       9
Management's Discussion and Analysis........       9
Business and Plan of Operation..............      10
Management..................................      15
Principal Shareholders......................      16
Certain Transactions........................      16
Selling Shareholders........................      18
Description of Securities...................      19
Legal Matters...............................      20
Experts.....................................      20
Financial Statements........................      21






                AQUA CLARA BOTTLING AND
                  DISTRIBUTION, INC.




                   3,860,190 SHARES






                      PROSPECTUS







                  October 24, 1998